Exhibit 99.1

Sorrento and Servier Enter Into Exclusive Worldwide License and Collaboration Agreement for Development and Commercialization of Anti-PD-1 Antibody

An Immuno-Oncology Therapy with Many Potential Applications

SAN DIEGO, July 11, 2016 - Sorrento Therapeutics, Inc. (NASDAQ: SRNE, “Sorrento”), an antibody-centric, clinical-stage biopharmaceutical company developing new treatments for cancer and other unmet medical needs, and Servier, the largest non-listed pharmaceutical company in France, today announced a license and collaboration agreement for the development, manufacture and commercialization of products using Sorrento’s fully human immuno-oncology anti-PD-1 monoclonal antibody (mAb) STI-A1110.

Sorrento’s proprietary G-MAB library platform was used to identify and generate STI-A1110, which targets PD-1, one of the key targets in the rapidly developing immuno-oncology therapy market. The agreement provides Servier with an exclusive worldwide license to Sorrento’s STI-A1110 mAb asset, covering all indications including hematological and solid tumor cancers. Servier also obtains full rights to develop, register and commercialize the products and will bear all costs for these activities.

The financial terms of the agreement include, among other things, a non-refundable upfront payment to Sorrento of €25 million. Sorrento may also receive development milestone payments for the initial product and each additional product. Sorrento may receive up to €710 million in various payments based on commercial sales milestones related to annual net sales levels for the initial product and then also for each additional product. In addition to the commercial sales milestones, Sorrento will be entitled to receive variable royalties on the sales of all commercialized products ranging from high single-digit to double-digit percentages.

“We are excited about partnering on our anti-PD-1 immune checkpoint antibody with Servier, which is recognized for its scientific excellency and as a pioneer in CAR-T therapies. This agreement represents validation for Sorrento’s antibody technologies and R&D capabilities,” stated Dr Henry Ji, President and CEO of Sorrento. “This also further establishes Sorrento as a notable immuno-oncology company with a comprehensive portfolio of clinical stage and preclinical immunotherapies. We look forward to working closely with the Servier team and growing this global partnership.”

“We have tested STI-A1110 in preclinical studies conducted at Servier and we believe that, used in combination with several products from our portfolio, it will lead to the development of new treatments for hematological as well as solid tumor cancers,” added Dr. Jean-Pierre Abastado, Director of the Oncology Innovation Therapeutic Pole for Servier.

About Sorrento Therapeutics, Inc.

Sorrento is an antibody-centric, clinical stage biopharmaceutical company developing new treatments for cancer, inflammation and autoimmune diseases. Sorrento’s lead products are multiple late-stage biosimilar and biobetter antibodies, as well as clinical CAR-T therapies targeting solid tumors.

About Servier

Servier is a non-listed international pharmaceutical company headquartered in France. With a strong international presence in 148 countries and a turnover of 3.9 billion euro in 2015, Servier employs more than 21,200 people worldwide. Corporate growth is driven by Servier’s constant search for innovation in five areas of excellence: cardiology, oncology, metabolism, neuropsychiatry and rheumatology. Thanks to its governance placed in a non-profit Foundation, the Group reinvests 25% of Servier’s products turnover in Research and Development and all its profits in its growth.

Becoming a key player in oncology is part of Servier’s long-term strategy. Currently, there are nine new molecular entities in clinical development in this area, targeting breast and lung cancers, and other solid tumors, as well as various leukemias and lymphomas. This portfolio of innovative cancer treatments is being developed with partners worldwide, and covers different cancer hallmarks, including cytotoxics, proapoptotics, targeted, immune, and cellular therapies.

More information is available at www.servier.com

Forward-Looking Statements

This press release and any statements made for and during any presentation or meeting contain forward-looking statements related to Sorrento Therapeutics, Inc. and its subsidiaries under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements regarding the exclusive license with Servier and related future milestones; Sorrento’s expectations for its technologies and collaborations; Sorrento’s and its subsidiaries’ prospects; and other matters that are described in Sorrento’s most recent periodic reports filed with the Securities and Exchange Commission, including Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2015, as amended, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

Sorrento® and the Sorrento logo are registered trademarks of Sorrento Therapeutics, Inc.

All other trademarks and trade names are the property of their respective owners.

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SOURCE: Sorrento Therapeutics, Inc.

© 2016 Sorrento Therapeutics, Inc. All Rights Reserved.

Contacts at Sorrento:

Henry Ji, Ph.D.

President & Chief Executive Officer

Tel: (858) 668-6923

hji@sorrentotherapeutics.com

Kevin Herde

Executive Vice President & Chief Financial Officer

Tel: (858) 210-3736

kherde@sorrentotherapeutics.com

Contacts at Servier:

Servier External Communications Department

Tel: +33 1 5572 6037

Email: presse@servier.fr